EXHIBIT 11

                           ONEITA INDUSTRIES, INC.
              Statement Regarding Computation of Per Share Earnings For the Years Ended September 30, 1994, 1993 and 1992


                                         Years Ended September 30,
                               1994               1993               1992
                               ----               ----               ----


Net income (loss) per share:

 Net income (loss)          ($6,821,000)        ($2,977,000)       $7,826,000
                            ------------        ------------       ----------

 Shares:
  Weighted average shares     6,960,775           6,753,192         5,709,432
  Add shares related to
   dilutive effect of
   outstanding stock options
   and warrants                  18,379             143,117           617,860
                            ------------         -----------       ----------
  Weighted average number
   of shares outstanding       6,979,154           6,896,309        6,327,292
                            ------------        ------------       ----------

 Net income (loss)
   per share                      ($0.98)             ($0.43)            $1.24
                            -------------        ------------      -----------
